September 4, 2012

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

FHLBNY is Strongest Home Loan Bank

On August 13, Moody’s released a ratings report on the Federal Home Loan Bank System. According to Moody’s, the Federal Home Loan Bank System’s Baseline Credit Assessment remained a “5”, reflecting the System’s “financial strength, earnings stability, excellent asset quality and special role as a provider of liquidity to US banks.” This report is indeed positive news for the Home Loan Banks; it was even better news for the FHLBNY.

Our Baseline Credit Assessment remained a “4”, making the FHLBNY both the highest-rated Home Loan Bank in the System, and the only Home Loan Bank to be rated better than the overall System itself. Moody’s noted that the FHLBNY “is the strongest FHLBank due to its strong business mix and strong advance business.” Moody’s also stated that “[the FHLBNY’s] advances as a percent of assets ratio of 75% as of March 31, 2012 is by far the highest in the system.” I often speak about our ongoing focus on being an advances bank for our members as being one of our greatest strengths, and the report from Moody’s validates our approach.

Of course, our greatest strength is our membership, the responsible local lenders who have kept local economies across the region vibrant throughout the economic crisis and our slow-moving recovery. I am pleased to note that, as the second quarter’s earnings reports continue to roll in, our members’ results have been very positive, with 81% meeting or beating consensus analyst estimates for the quarter. Loan growth also increased in the second quarter: our members’ average loan growth was 8.11% (annualized) for the second quarter of 2012, compared to 4.51% (annualized) in the first quarter. Our members continue to do their part to drive growth in the communities they serve.

Advances Average $78.0 Billion in July 2012

And we are happy to support our members in these efforts. We do so with our advances, the book value of which averaged $78.0 billion in July, an increase of $7.2 billion over the prior month’s average. As the economy continues to recover, our advances remain a trusted source of liquidity for our members to utilize to meet the housing and economic development needs of their communities.

FHLBNY Announces 4.5% Dividend for the Second Quarter of 2012

The Moody’s report also noted that the FHLBNY has “...consistently achieved above average earnings.” This continued success has allowed us to provide a consistent quarterly dividend; earlier this month, we announced a dividend rate for the second quarter of 2012 of 4.50% (annualized), which equaled the dividend rate from the first quarter of 2012. The cash dividend, which totaled $51.5 million, was distributed on August 17, 2012.

A Recovering Housing Market

Earlier this week, it was reported that U.S. home prices rose during June, and that, at the end of the second quarter of 2012, average home prices across the nation had returned to early 2003 levels. David Blitzer, chairman of S&P’s index committee, was quoted as stating: “We seem to be witnessing exactly what we needed for a sustained recovery; monthly increases coupled with improving annual rates of change. The market may have finally turned around.”

If the housing market is indeed heading in the right direction, we must continue to make sure that unnecessary barriers are not thrown in its path. The September 4 issue of American Banker included the enclosed editorial from our chairman, Michael M. Horn, in which he expressed his concerns with recent proposals to allow municipalities to use eminent domain to seize underwater mortgages. This proposal is just one example of policies that have the potential to stymie our recovery and damage the fabric of our economy. As Chairman Horn eloquently noted in his piece, “The premise of lending has been simple: A lender makes a fair and suitable loan that is expected to be paid back in full over time. The recent financial crisis and collapse of the housing market show what can happen when lenders stray from that simple model. With the housing market just now showing signs of stabilizing, it would be disastrous to once again move away from this responsible premise.”

As the housing market continues to recover, communities and consumers alike will rely on their local lenders to provide them with the banking support they need to ensure that our national recovery is sustainable. And the Home Loan Bank will be there right alongside our members. Whether it is by providing a consistent quarterly dividend or through the reliability of our daily advances, the Home Loan Bank is proud to be a partner on which our members can rely.

Sincerely,

Alfred A. DelliBovi
President and CEO

Enclosure

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.